Exhibit 10.2

EMPLOYMENT CONTRACT

The Employment Contract (hereinafter referred to as the “Agreement”) is made on November 1 st., 2007.

BETWEEN:

Cardtrend International Inc. (Formerly known as Asia Payment Systems, Inc.), a corporation incorporated under the laws of the State of Nevada, U.S.A. which is a fully reporting company registered with the United States Securities and Exchange Commission and trades on the NASD OTC under the symbol CDTR and having a registered office address at 711 South Carson Street, Suite 4, Carson City, Nevada 89701, USA and a principal office located at Suite 7A, Carfield Commercial Building, 75, Wyndham Street, Central, Hong Kong, SAR China (hereinafter referred to as “The Company”)

AND:

Chen Yu Hua, a Chinese citizen holding a Chinese Identity Card No: 440106196810281231, residing at Room 1608 East Tower, No.13 of Xinchengnan Street Tianhedong Road, Guangzhou, China (hereinafter referred to as “Chen”).

WHEREAS

a)

The Company is in the payments and loyalty rewards related businesses which includes Processing Business, Cards Business and Prepaid Business and wishes to expand its business to include the provision of payments and loyalty rewards related software, consultancy, technical and management services to operators of payments and loyalty rewards, as well as the provision of business processes out-sourcing and call centre (hereinafter collectively referred to as the “Business”) in the Asian countries.

b)	Chen is acknowledged as a successful business executive in China.

c)

The Company wishes to formalize its agreement with Chen for his provision of services to The Company by engaging his service as its Chief Officer - Greater China and Chen has agreed to be engaged by The Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants, promises, terms and conditions herein contained, the parties agree as follows:

1.	EMPLOYMENT

The Company agrees to employ Chen Chief Officer - Greater China, and Chen agrees to be employed in this capacity, upon the terms and conditions hereinafter set forth.

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2.	TERM

This Agreement shall commence on November 1, 2007 (hereinafter referred to as the “Commencement Date”) and shall terminate as of the earlier of:

a)

Five (5) years from the Commencement Date (hereinafter referred to as the “Initial Term”) unless either Chen or The Company notifies the other that he or it elects to enter negotiations for a further agreement of an additional five (5) years (hereinafter referred to as “Renewal Term”), such Renewal Term to be concluded at least one hundred and eighty (180) days before the end of the Initial Term hereof; or

	b)	election of either party to terminate the employment of Chen with The Company pursuant to the respectively rights as contained in subsection 6(a) or subsection 6(b) hereof.

The Exercise of the right of The Company or Chen to terminate this Agreement pursuant to subsections 6(a) or 6(b) hereof shall not abrogate the rights and remedies of the terminating party in respect of the breach given rise to such termination.

3.	JOB TITLE AND DUTIES

At all time during the term of this Agreement, Chen shall:

a)

be designated by The Company with the title “Chief Officer - Greater China”, unless in the reasonable judgment of the Board of Directors of The Company (hereinafter referred to as the “Board”) in the best interest of The Company, such title may be changed by The Company, provided however that the new title shall continue to reflect the position of Chen as the head of The Company’s Business in China, Taiwan, Hong Kong and Macau, “collectively referred to as the “China Market”).

	b)	have duties and responsibilities commensurate with his title and position in The Company.

c)

perform and discharge well and faithfully the duties which may be assigned to him from time to time by The Company and/or its President & Chief Executive Officer in connection with the conduct of the Business in China Market, such duties shall include:

		(i)	the formulation and development of the payments and loyalty rewards related technology required by The Company and its subsidiaries and related companies to conduct the Business in the China Market;

		(ii)	presiding at all corporate meetings but shall be entitled to delegate such duty to his subordinate(s) should he not be available due to business reason or on leave;

		(iii)	the general supervision of The Company’s subsidiaries which conduct The Company’ Business in China Market;

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(iv) set out the duties of subordinate officers in the China Market.

(v) identifying new business opportunities related to the Business across the China Market;

(vi) developing and updating from time to time the strategic plan and annual business plans for The Company’s Business in the China Market;

(vii)

executing the business plans and the strategic plan and annual business plans of The Company’ Business in the China Market as approved by the Board of The Company and/or the Board of The Company’ subsidiaries which conduct the Business in the China Market.

	d)	be given the co-signing authority on the bank accounts of The Company’s subsidiaries which conduct the Business in the China Market as may be directed by the Board;

e)

be appointed as a Director of The Company and he shall be entitled to receive compensation and/or benefits and/or stock options in an amount and quantity not less than and on similar terms as other Directors of The Company, consistent with The Company’s Stock Option Plans and policies and SEC and NASD guidelines.

f)

be appointed as a director of The Company’s subsidiaries and related companies that conduct the Business in the China Market and any subsidiary and/or related company and/or strategic alliance partners of The Company in the China Market as and when required by The Company and Chen may, subject to the approval of the Board, receive and keep for his own account compensation and/or benefits from any such subsidiary and/or related company. It is hereby acknowledged by The Company that Chen is currently the Executive Director/General Manager of Global Uplink Ltd. of Hong Kong (referred to as “Uplink”) and that he is receiving and/or will receive compensation and/or benefits from Uplink. The Company further acknowledges and agrees that Chen may continue to be the Executive Director/General Manager of Uplink and the compensation and/or benefits received and/or to be received by Chen from Uplink and/or any related company of the Company shall be deemed part of the compensation and/or benefits as stipulated in subsection 4 hereof.

4)	COMPENSATION, BENEFITS AND EXPENSES

For the services rendered by Chen under this agreement:

a)

The Company shall pay Chen a base salary of Hong Kong Dollars sixty Five Thousand (HK$65,000) or an equivalent in United States Dollars (US$) per month (“Initial Salary”). Such salary shall be reviewed and adjusted upwards annually, on the anniversary date of his employment with The Company during the period of the Initial Term with a view to bring his salary in line with the salary scale of a chief executive officer of a multinational mono-line payment card company for China or a head of a business unit of a multinational payments company in China by the second anniversary date of his employment with The Company, taking into considerations the revenues and earnings of The Company, the skills and experience required of the incumbent for the position

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and the performance of Chen as reviewed and judged reasonably by the Board. When making payment of such salary to Chen, The Company shall be entitled to deduct the amount of cash compensation received by Chen from Uplink and the subsidiaries and/or related companies of The Company as mentioned in subsection 3(f) above. In addition, it is agreed that salaries that may be owed by the Company shall be settled at the end of every calendar quarter with cash or free trading common shares of CARDTREND.

b)	Sign-on Fee

On or before the Commencement Date, Chen shall be granted 6,000,000 restricted common shares of The Company, being the sign- on fee to entice Chen to enter into this Agreement (“Sign-on Fee”). Chen is entitled to piggy-back registration right for such shares.

c)	Stock Option

(i) During the period of the Initial term, Chen will be eligible to participate and be entitled to receive stock options from the Company’s Non-qualified Incentive Stock Plan 2007 (“Options”) to purchase One Million Eight Hundred And Fifty Thousand (1,850,000) common shares of The Company at an option price of United State Dollars zero and Cents Ten only (US$0.10) per share out of its Non- qualified Stock Incentive Plan 2007, such share options which are subject to rules and regulation applicable to the employees of The Company, shall be vested to Chen at an amount of Seventy Five Thousand (75,000) shares on December 31, 2007 and Seventy Five (75,00) shares at the end of every quarter thereafter until the expiration of the Initial Term of this Agreement and Three Hundred And Fifty Thousand (350,000) shares upon the expiration of the Initial Term.

(ii) During the period of the Initial Term, Chen will also be entitled to any stock options as may be authorized from time to time by the Board.

d)	Incentives

Chen shall be entitled to participate in any performance incentive plan that The Company may implement from time to time.

e)	Benefits

Chen will be eligible and entitled to the employment benefits as follows:

(i) Holidays and Annual Vacation Leave

Chen shall be entitled to all public holidays in the country/territories he is located at the time, in addition, to annual vacation leave which shall accrue on a pro rata basis during the term of this Agreement at the rate of twenty eight (28) working days per annum which vacation and/or personal day(s) shall be taken by him at such time or times as are consistent with the needs of the business of The Company and such vacation leave accrued but not taken by Chen due to the needs of the business of The Company shall be carried forward until the termination of this Agreement.

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(ii) Health Insurance

Chen shall be entitled to be enrolled in a corporate health insurance program which may be implemented by The Company or one of its affiliates. The enrolment will be as executive status and will entitle Chen to the same coverage as provided to the other key executives of The Company.

		(iii)	Indemnification

Chen shall be indemnified by The Company to the fullest extend provided under the indemnification provisions of the By-laws and/or Certificate of Incorporation presently in existence, or, to the extend that the scope of such indemnification is greater, under any amendments to the By-laws and/or Certificate of Incorporation to the extend that The Company obtains indemnification insurance for its officers and/or directors, such insurance also cover Chen to the same extend.

		(iv)	Other Benefits

Chen will be eligible for such other employment and executive benefits as may be offered by The Company from time to time.

	f)	Business Expenses

The Company will reimburse Chen for all reasonable expenses properly incurred by Chen in the performance of his duties under this Agreement, upon presentation of properly itemized charges, receipts and/or similar documentation, and otherwise in accordance with policies established from time to time by the Board. The parties acknowledge that Chen may be required to travel extensively in connection with the performance of these duties under this Agreement and in this regard, Chen will be entitled to economy class or business class (with the prior approval of the President & Chief Executive Officer of The Company) air travel.

5)	WORK LOCATION & RELOCATION

i)

During the term of this Agreement, Chen shall be based in Hong Kong and Guangzhou, to perform his obligation under this Agreement, unless otherwise determined and agreed by both parties from time to time depending on the needs of the Business, The Company shall pay for Chen’s hotel accommodation costs and traveling expenses to and from Guangzhou reasonably incurred by him while he is discharging his duties from Hong Kong, and in the event of Chen relocating to a work place outside of Hong Kong and Guangzhou, The Company shall pay all of the costs and expenses of Chen and his immediate family members connected with such relocation, including reasonable moving and travel expenses and reasonable dwelling costs and education costs (for children under eighteen (18) years of age) during the entire period in such relocated work place. Chen and his immediate family members shall be entitled to an economy class round trip return air-travel from the relocated work place to Guangzhou, China once a year from the time of such relocation for taking his home leave. In addition, if Chen

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is relocated outside of Hong Kong or Guangzhou, china, The Company will furnish Chen, without cost to him and during the entire period in such relocated work place, a company owned or leased automobile of the make and model befitting his position and status in the business community in such work place.

	ii)	In the event of termination of Chen’s employment due to whatever reason while he his performing his obligations under this Agreement:

(a) in Hong Kong, The Company will pay for his airfare returning to

Guangzhou, China; or (b) in location outside of Hong Kong or Guangzhou, China, The Company will pay all of the costs and expenses of Chen and his immediate family members connected with their returning to Guangzhou, China, including moving and travel expenses and reasonable temporary dwelling costs (for a period not exceeding 60 days).

6)	TERMINATION, SEVERANCE PAYMENT AND LIQUIDATED DAMAGES

	a)	Elect To Terminate Employment By Chen

Upon the occurrence of the material breach of this Agreement by The Company and such breach continues for at least ninety (90) days following written notification by Chen, Chen shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than thirty (30) days prior written notice given within a reasonable period of time not to exceed, except in case of continuing breach, four (4) calendar months after the event giving rise to said right to elect.

	b)	Elect To Terminate Employment By The Company (Termination For Cause)

Upon the occurrence of any of the following events during the period of Chen’s employment under this Agreement:

(i) Chen has been convicted of a felony; or

(ii) material breach of this Agreement by Chen and such breach continues for at least thirty (30) days following written notification by The Company; or

(iii)

the Board has determined that Chen’s employment with The Company may be terminated with “cause” as defined hereunder, The Company shall have the right to elect to terminate Chen’s employment under this Agreement by giving seven (7) days prior written notice given within a reasonable period of time not to exceed, except in case of continuing breach four (4) calendar months after the event giving rise to said right to elect.

For the purpose of the provision of subsection 6(b)(iii) hereof, termination of Chen’s employment with The Company under this Agreement, by The Company for “cause” shall mean Chen’s termination by action of the Board arising from their findings with evidence on Chen’s dishonesty and/or willful misconduct.

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c)	Severance Payment

(i)

In the event of termination of Chen’s employment under this Agreement, which termination was either elected by Chen pursuant to subsection 6(a) hereof or actioned by the Board without “cause” as defined in the last paragraph of subsection 6(b) hereof, The Company will:

(A)

pay Chen a severance payment, within thirty (30) days from the date of such termination, equal to the product of Chen’s monthly base salary at the time of such termination, multiplied by the remaining months for Chen to provide his services to The Company under this Agreement as if such termination had not occurred plus a reasonable amount of ex-gratia payment as determined by the Board for Chen’s loss of office and his past length and performance of services rendered, such amount, however, shall not be less than Hong Kong Dollars Eight Hundred Thousand (HK$800,000);

(B)

take all necessary actions to ensure that all share options which Chen is entitled to pursuant to subsection 4(c) above and which would have been vested to Chen if such termination had not occurred, will become fully vested within thirty (30) days from the date of such termination.

(ii)

In the event of termination of Chen’s employment with The Company under this Agreement, which termination was elected by The Company pursuant to subsection 6(b) hereof (Termination for Cause), Chen will be entitled to a severance payment, within thirty (30) days from the date of such termination, of a reasonable amount of ex-gratia payment as determined by the Board for Chen’s loss of office and his past length and performance of services rendered.

d)	Liquidated Damages

In the event of termination of Chen’s employment, which termination was elected by the Company pursuant to Section 6(b) above or by Chen not under any provision of this Agreement, The Company shall be entitled to seek liquidated damages from Chen. However, the parties hereto acknowledge that the damages that may be suffered by The Company from such termination of Chen’s employment with The Company, is not ascertainable. Accordingly, the liquidated damages, if it is sought by The Company, shall be as follows:

(i)If such termination of Chen’s employment with the Company occurs during the first twelve (12) months from the Commencement Date, Chen shall refund to The Company all the Sign-on Fee (equal to 6,000,000 common shares of The Company or in cash equivalent to US$600,000, being the full fair value of the share given to Chen as Sign-on Fee) within thirty (30) days from the date of termination of Chen’s employment with the Company; or

(ii)If such termination of Chen’s employment with the Company occurs anytime after twelve (12) months from the Commencement Date, Chen shall refund to the Company 10% of the Sign-on Fee

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(equal to 600,000 common shares of The Company or in cash equivalent to US$60,000, being 10% of the full fair value of the shares given to Chen as Sign-on Fee) within thirty (30) days from the date of termination of his employment with the Company.

e)

The severance payment provided for under subsection 6(c)(i) or subsection 6(c)(ii) above shall not reduce any amount of money that may be owed by The Company to Chen or due to him. The liquidated damages provided for under subsection 6(d) above shall not reduce any amount of money that may be owed by Chen to The Company or due to The Company.

7)	EXTENT OF SERVICE

a)

Chen shall devote his full time and attention to, and extent his best efforts in the performance of his duties under this Agreement, so as to promote the Business of The Company and The Company’s subsidiaries, associated companies and affiliates.

	b)	Both parties acknowledge and agree that subsection 7(a) above shall not be construed as preventing Chen from the following activities of Chen:

(i)

Chen, being an individual businessman, has made prior to the Commencement Date and may make after the Commencement Date, investments with his personal assets in businesses which do not compete with the Business of The Company and that he is and may continue to be or may become a non-executive director of those companies which conduct such non-competing businesses.

(ii)

Chen being an individual investor, has purchased prior to the Commencement Date and may continue to purchase after the Commencement Date, securities in any corporation whose securities are regularly traded in any stock exchanges in the world PROVIDED THAT such purchase shall not result in his collectively owning beneficially at any time, five percent (5%) or more of the equity securities of any corporation engaged in a business competitive to that of The Company’

(iii)

Chen, being appointed as the Chief Officer of Greater China of the Company, may participate after the Commencement Date, in conferences, seminars and the likes in which, he may be delivering articles, papers or materials which may or may not belong to him relating to the payment and loyalty business and/or industry PROVIDED THAT such disclosure of information and knowledge relating to the payment and loyalty related business are made in a general manner and that it may be for the purpose of promoting The Company and/or The Company’s Business.

8)	CONFIDENTIAL INFORMATION

Chen shall not, directly or indirectly, or at any time during the term of this Agreement hereunder or thereafter and without regard to when or for what reason, if any, use or permit the use of other information of or relating to The Company or any subsidiary or affiliate which is not in the public domain

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and shall not divulge such trade secrets, customers’ lists, and information to any person, firm, or corporation whatsoever except as may be required by any applicable law or determination of any duly constituted administration agency. For the avoidance of doubt, this Clause shall not be applicable to the disclosure of any information relating to The Company or its subsidiaries or affiliates by Chen or The Company’ officer authorized by him, to any third party during any business negotiations or discussions or delivering speeches in any conference or seminar as referred to in subsection 7(b)(iii) above.

9)	NON-COMPETE

In consideration of Chen’s promises of (a) not to compete, directly or indirectly, with The Company either (i) by the establishment of a new company engaged in the same business as The Company or (ii) to actively seek employment with other companies who directly compete with The Company; and/or (b) not to recruit any employee of The Company to work either (i) for a new company established to engage in the same business as The Company or (ii) with other companies who directly compete with The Company, for a period of one (1) year from the date of termination of his employment with The Company (hereinafter referred to as the “Restrain Period”), The Company shall pay to Chen a sum of Hong Kong Dollar Seven Hundred And Eighty Thousand (HK$780,000) or the equivalent in United States Dollars in two equal installments, first installment being made on the date of termination of his employment and the second installment to be made on the expiration of the Restrain Period.

10)	INTELLECTUAL PROPERTY

Any idea, invention, design, written material, manual, system, procedure, improvement, development or discovery conceived, developed, created or made by Chen alone or with others relating to the Business of The Company or any of its subsidiaries or affiliates during the contract period and whether or not patentable or registerable, shall become the sole and exclusive property of The Company. Chen shall disclose the same promptly and completely to The Company and shall, during the employment period (I) execute all documents required by The Company for vesting in The Company the entire right, title and interest in and to same, (ii) execute all documents required by The Company for filing and prosecuting such applications for patents, trademarks, service marks and/or copyrights as The Company, in its sole discretion, any desire to prosecute, and (iii) given The Company all assistance it reasonably requires, including the giving of testimony in any suit, action or proceeding, in order to obtain, maintain and protect The Company’ right therein and thereto.

11)	ASSIGNMENT

This Agreement and any rights (including Chen’s Compensation and except the shares of the common stocks which he is entitled to receive as part of the sign-on fee) hereunder shall not be assigned, pledged or transferred in any way by either party hereto except that The Company shall have, with Chen’s consent, the right to assign its rights hereunder to any third party successor in interest of The Company whether by merger, consolidation, purchase of assets or stock or otherwise. Any attempted assignment, pledge, transfer or other disposition of this Agreement or any rights, interests or benefits contrary to the foregoing provisions shall be null and void.

12)	NOTICES

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All notices, request, demands and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand, sent by facsimile, or mailed by first class, registered mail, return receipt requested, postage and registry fees prepaid to, the application party and addressed as follows:

(i)	if to the The Company:	Cardtrend International, Inc.
Suite 7A, Carfield Commercial Building,
75, Wyndham Street,
Central
Hong Kong
Facsimile: 852-2110-9983

(ii)	if to Chen:	Room 1608 East Tower,
No.13 of Xinchengnan Street
Tianhedong Road,Guangzhou,
China

SEVERABILITY

If any provision of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Agreement but shall be confined in its operation to the jurisdiction in which made and to the provisions of this Agreement directly involved in the controversy in which such judgment shall have been rendered.

13)	WAIVER

No course of dealing and no delay on the part of any party hereto in exercising any right, power, or remedy under or relating to this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. No single or partial exercise of any rights, powers or remedies under or relating to this Agreement shall preclude any other or further exercise thereof or the exercise of any right, power or remedy.

14)	ENTIRE AGREEMENT/GOVERNING LAW

This Agreement embodies the entire understanding and supersedes all other oral or written contracts or understandings, between the parties regarding the subject matter hereof. No change, alteration, or modification hereof may be made except in writing signed by both parties hereto, This Agreement shall be construed and governed in all respect and shall at all times be determined in accordance with the laws of the State Of Nevada, USA..

15)	HEADINGS

The headings of Paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement consisting of eleven (11) pages, on this 1St day of November, 2007.

For And On-behalf of	For And On-behalf of
Chen Yu Hua	Cardtrend International, Inc.

CHEN YU HUA	KING K. NG
By : Chen Yu Hua	By: King K. Ng
Chinese I/C No.: 440106196810281231	Director, President & CEO

Witnessed By:	Witnessed By:

---------------------------	---------------------------------
Name:	Name:

Employment Contract